EXHIBIT H
REPUBLIC OF TURKEY
PRIME MINISTRY
The Undersecretariat of Treasury
Office of the First Legal Advisor
The Republic of Turkey
Undersecretariat of Treasury
Ankara/TURKEY
November 1, 2006

Re:	The Republic of Turkey
Registration Statement No. 333-133956
Ladies and Gentlemen:
     I, First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated August 10, 2006 (the “Prospectus”), the Prospectus Supplement dated October 19, 2006 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of December 15, 1998, between the Republic of Turkey (the “Republic”) and The Bank of New York (successor-in-interest to JPMorgan Chase Bank), as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (the “Fiscal Agency Agreement”), and the Underwriting Agreement dated October 20, 2006 (the “Underwriting Agreement”) by and among the Republic and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriters”), pursuant to which the Republic has issued and offered for sale 7.375% Notes due February 5, 2025 in the aggregate principal amount of U.S.$1,250,000,000 (the “Notes”).
     It is my opinion that the Notes have been duly authorized and when duly executed and delivered by the Republic, authenticated in accordance with the Fiscal Agency Agreement and delivered by and paid for in accordance with the terms of the

Underwriting Agreement, will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.
     I consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the use of my name and the making of statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.

Very truly yours,

/s/ Ahmet Fethi TOPTAŞ

Ahmet Fethi TOPTAŞ
First Legal Adviser
Undersecretariat of Treasury,
Prime Ministry
The Republic of Turkey